EXHIBIT 5.2

[MINTZ LEVIN LETTERHEAD]

March __, 2007

Oceanaut, Inc.

17th Km National Road Athens-Lamia & Finikos Street

145 64 Nea Kifisia

Athens, Greece

Dear Sirs:

Reference is made to the Registration Statement on Form F-1 (“Registration Statement”) filed by Oceanaut, Inc., a Marshall Islands corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering (i) 18,750,000 units (the “Units”), each Unit consisting of one share of common stock of the Company, par value $.0001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (the “Warrants”); (ii) up to 2,812,500 Units (the “Over-Allotment Units”), which the underwriters, for whom Citigroup Global Markets Inc. is acting as representative, will have a right to purchase from the Company to cover over-allotments, if any; (iii) all shares of Common Stock and all Warrants issued as part of the Units and Over-Allotment Units; and (iv) all Common Stock issuable upon exercise of the Warrants included in the Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that each of the Warrants constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky

and Popeo, P.C.